              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON AUGUST 4, 1999
                           REGISTRATION NO. 333-76173


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  -----------


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                    REGISTRATION STATEMENT NO. 333-76173 AND
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                REGISTRATION STATEMENT NO. 333-65701 ON FORM S-3


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------

                                 LEUKOSITE, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                             2834                         04-3173859
(State or other jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer
  incorporation or organization)        Classification Code Numbers)       Identification No.)


                                215 FIRST STREET
                               CAMBRIDGE, MA 02142
                                 (617) 621-9350
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------

                                            WITH COPIES TO:

CHRISTOPHER K. MIRABELLI, PH.D.             JUSTIN P. MORREALE, ESQ.
CHAIRMAN OF THE BOARD OF DIRECTORS          JULIO E. VEGA, ESQ.
LEUKOSITE, INC.                             Bingham Dana LLP
215 First Street                            150 Federal Street
     Cambridge, MA 02142                    Boston, MA 02110
     (617) 621-9350                         (617) 951-8000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------

                       ----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES SHALL NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED AUGUST 4, 1999



                                7,594,558 SHARES



                                 LEUKOSITE, INC.
                                  COMMON STOCK


         Selling stockholders identified in this prospectus may sell up to 7,594,558 shares of common stock of LeukoSite, Inc. LeukoSite will not receive any of the proceeds from the sale of shares by the selling stockholders. LeukoSite's common stock is listed on the Nasdaq National Market under the symbol "LKST". On July 28, 1999, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $16.375 per share.

              INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."



                  The date of this prospectus is August 4, 1999

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -    Annual Report on Form 10-K/A for the year ended December 31, 1998

         - Current Reports on Form 8-K filed January 5, 1999, February 26, 1999, April 6, 1999, April 27, 1999 and June 24, 1999.


         - The description of the common stock contained in LeukoSite's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

         - You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                                    LeukoSite, Inc.
                                    215 First Street
                                    Cambridge, MA  02142
                                    Attn:  Investor Relations
                                    (617) 621-9350
                                    information@LeukoSite.com

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding LeukoSite's drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and LeukoSite's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

RISK FACTORS

         INVESTING IN LEUKOSITE'S COMMON STOCK IS VERY RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

         OUR DRUG CANDIDATES MAY NOT PROVE TO BE SAFE AND EFFECTIVE IN HUMAN CLINICAL TRIALS.

         We are currently testing three monoclonal antibody and two small molecule products in human clinical trials. Clinical trials of drug candidates involve the testing of potential therapeutic agents in humans to determine whether the drug candidates are safe and effective and, if so, to what degree. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial human testing. The clinical trials of any of our drug candidates may not be successful which may prevent us from commercializing the drug, substantially impairing our business, financial condition and results of operations.

         OUR DRUG CANDIDATES ARE SUBJECT TO GOVERNMENTAL REGULATION AND PRODUCT APPROVALS.

         Our products currently under development are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If we market these products abroad, foreign governments may also impose export/import requirements and other restrictive regulations. We must complete all appropriate regulatory clearance processes before commercializing a product, which is lengthy and expensive. We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for any of the products we are currently developing, and all of the following could have a material adverse effect on our business, financial condition and results of operations

         - significant delays in obtaining or failing to obtain required approvals

         -    loss of previously obtained approvals

         -    failing to comply with existing or future regulatory requirements

         Complying with FDA regulatory requirements applicable to product development and obtaining FDA approval can take a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective or cannot meet the FDA's other regulatory requirements. Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development, which may affect our ability to obtain approval as anticipated, delay the submission or review of an application, or require additional expenditures by LeukoSite.

         All of LeukoSite's product candidates will require FDA and foreign government approvals for commercialization, none of which have been obtained. LeukoSite and ILEX Oncology are required to file a Biologies Licensing Application (BLA) with the FDA before beginning commercialization of CAMPATH-Registered Trademark- in the United States and must also file for marketing approval from other jurisdictions. We are not certain when, independently or with our collaborative partners, we will submit any marketing applications for our other monoclonal antibodies or small molecule antagonists under development. We cannot guarantee that any studies will demonstrate that the products are safe and effective for their intended uses, or that the FDA will grant required approval on a timely basis, or at all, for CAMPATH-Registered Trademark- or other product for any studied indications.

         Government regulations may cause delays in LeukoSite's marketing of products for a considerable or indefinite time, which could impose costly procedural requirements upon LeukoSite's activities. While we attempt to comply with such applicable government regulations, larger companies or companies more experienced in regulatory affairs may obtain a competitive advantage over us. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from commercial sales. Our inability to obtain marketing approval of our products on a timely basis, or at all, would have a material adverse effect on our business, financial condition and results of operations.

         WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT.

         Many of LeukoSite's research and development programs are at an early stage of development. The FDA has not approved any of our product candidates. We have limited experience in conducting preclinical and clinical trials. Furthermore, even if we receive initially positive preclinical trial results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional preclinical trials or human clinical testing. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can

         -    be safe and effective

         -    otherwise meet applicable regulatory standards

         -    receive the necessary regulatory marketing approvals

         -    develop into commercially viable drugs

         -    be manufactured or produced economically and on a large scale

         -    be successfully marketed

         -    be reimbursed by government or private consumers

         -    achieve customer acceptance

In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Or, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

         WE DEPEND ON OUR COLLABORATIVE PARTNERS.

         A key element of LeukoSite's strategy is to accelerate certain of its drug discovery and development programs and to fund its capital requirements, in part, through collaboration agreements with major pharmaceutical companies. We currently have collaboration agreements with Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo, Ltd. and Genentech, Inc. Each of our partners has the right, but not the obligation, to conduct preclinical and clinical trials of the compounds developed during their collaboration with us and to develop and commercialize any drug candidates resulting from their collaboration with us. For example, under the Genentech collaboration agreement, Genentech has the right, but not the obligation, to conduct Phase III clinical trials of our LDP-02 monoclonal antibody product. Thus, the collaboration agreements allow our collaborative partners significant discretion in electing whether to pursue the development of any potential drug candidates. As a result, we cannot control the amount and timing of the resources dedicated by our collaborative partners to their respective collaborations with us.

         This also means that LeukoSite's right to receive revenues under the collaboration agreements for drug development milestones or royalties, co-promotion rights or profit-sharing on sales is dependent largely upon the activities and the development, manufacturing and marketing resources of its collaborative partners. As such

         - our partners may not pursue the development and commercialization of compounds resulting from their collaboration with us

         - any development or commercialization may not be successful even if our partners pursued such efforts

         - we may not derive any royalty or product sales revenue from our collaborations

         Moreover, certain drug candidates discovered by LeukoSite may be competitive with our partners' drugs or drug candidates. Accordingly, it is possible that our collaborative partners will choose not to proceed with the development of our drug candidates or that they will pursue their existing or alternative technologies in preference to our drug candidates. We advise you that

         - our interests may not always coincide with those of our collaborative partners

         - some of our collaborative partners could independently develop or develop with third parties drugs which compete with ours

         - disagreements with our partners over rights to technology or other proprietary interests might occur, leading to delays in research or in the development and commercialization of certain product candidates (such disputes could also require or result in litigation or arbitration, which is time-consuming and expensive)

         OUR AGREEMENTS WITH OUR COLLABORATIVE PARTNERS ARE TERMINABLE.

         LeukoSite relies on its collaborative partners to fund a substantial portion of its research operations and clinical trials. Although each of the collaboration agreements may be extended past its current term, we cannot be sure that these contracts will be extended or renewed, or that any renewal, if made, will be on terms favorable to us. The following table explains how some of our major collaboration agreements can be terminated:


         AGREEMENT                          TERMINATION RIGHTS
--------------------------------            ------------------------------------

Warner-Lambert Company (all agreements)     By either party upon breach by other
                                            party; at any time for any reason
                                            upon 6 months written notice

Kyowa Hakko Kogyo, Ltd.                     By either party upon breach by other
                                            party; at any time upon 60 days
                                            written notice

Genentech, Inc.                             By either party upon breach by other
                                            party; at any time upon 9 months
                                            written notice

Roche BioScience                            By either party upon breach by other
                                            party and for such other reasons (by
                                            Roche BioScience) as set forth in
                                            the agreement

         In short, we cannot guarantee that any of the collaboration agreements will remain in effect for its expected term. If any of the collaborative partners terminates or breaches its agreement with LeukoSite, or fails to conduct its collaborative activities in a timely manner, then the development or commercialization of any drug candidate or research program with such partner could be delayed or terminated. Alternatively, we may have to devote unexpected and unbudgeted additional resources to such development or commercialization, all of which could have a material adverse effect on our business, financial condition and results of operations.


         WE HAVE A HISTORY OF LOSSES AND AN EXPECTATION OF FUTURE LOSSES.


         LeukoSite has incurred a net operating loss every year since it was incorporated in May 1992, and had an accumulated deficit of approximately $52.8 million through March 31, 1999. LeukoSite expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical and clinical trials and commercialization expenses. In 1999, we expect that our only revenues will come from milestone payments and any other amounts received under existing and future collaboration agreements, if any. It is possible that we may not be able to

         -    successfully commercialize any of our products

         - establish any additional collaborative relationships on terms acceptable to us

         -    maintain the current collaboration agreements in effect

         - achieve the milestones that are required for us to receive funds from our current collaborative partners

         LeukoSite's ability to generate revenue or achieve profitability is dependent in part on its and its collaborative partners' ability to complete the development of drug candidates successfully, to obtain regulatory approvals for drug candidates and to manufacture and commercialize any resulting drugs. We cannot provide assurance that we will successfully identify, develop, commercialize, manufacture and market any products, obtain required regulatory approvals or achieve profitability.

         WE HAVE SIGNIFICANT DEVELOPMENT COSTS AND ARE UNCERTAIN AS TO THE AVAILABILITY OF FUTURE FUNDING.

         LeukoSite will require substantial additional funds in order to finance its drug discovery and development programs, fund operating expenses, pursue regulatory clearances, and prosecute and defend its intellectual property rights. We depend heavily upon our collaborative partners for research and clinical trials funding and we cannot be sure that our existing collaboration agreements will provide the necessary funding to meet our operating expenses.

         LeukoSite intends to seek additional funding through public or private financing or collaboration or other arrangements with collaborative partners. If we raise additional funds by issuing new equity securities, this may result in further dilution to our existing stockholders. In addition, any future investors may demand (and we may have to grant) rights superior to those of our existing stockholders in order to obtain additional funds. Still, we cannot be sure that additional financing will be available, in the first instance, from any sources or, even if available, that such funds will be available on acceptable terms.

         OUR PATENT AND PROPRIETARY RIGHTS COULD AFFECT OUR ABILITY TO COMPETE.

         LeukoSite's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions, and the scope of claims made under such patents, are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents (whether directly owned by us or licensed to us) were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe upon, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents unenforceable. Even if we have valid patents, these patents still may not provide sufficient protection against competitive products or other commercially valuable products or processes.

         If a third party claims the same or overlapping subject matter as we have claimed in a United States patent application or patent, then we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine who invented the subject matter first. If we lost such an interference proceeding, then we would be deprived of the patent protection we previously sought or obtained. Indeed, regardless of whether we win or lose in such proceedings, we would still incur substantial costs.

         In addition to patent protection, LeukoSite relies on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and certain consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. Third parties may learn of or independently discover our trade secrets, proprietary know-how and intellectual property, which could have a material adverse effect on our business, financial condition and results of operations.

         LeukoSite's product candidates LDP-01, LDP-02 and CAMPATH-Registered Trademark- are humanized monoclonal antibodies. We are aware that both the U.S. Patent and Trademark Office and certain foreign governments have issued patents to third parties which relate to certain humanized antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. We may choose to seek or be required to seek licenses under certain of these patents.

         We are also aware of third party applications in the United States and abroad relating to certain humanized monoclonal antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. LeukoSite may choose to seek or be required to seek licenses under some or all of the patents which might issue from these patent applications.

         INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

         There is significant and widespread litigation in the pharmaceutical and biotechnology industry regarding patents and proprietary rights. LeukoSite may need to assert claims of infringement, enforce its patents, protect trade secrets, know-how or other intellectual property rights, or determine the scope or validity of proprietary rights of third parties. Conversely, we may need to defend against claims of infringement by third parties. We cannot guarantee that any of our patents will ultimately be held valid or that our efforts to assert or defend any patents, trade secrets, know-how or other intellectual property rights would be successful. Similarly, we cannot guarantee that our products or processes will not be held to infringe the patents or other intellectual property rights of others. Uncertainties emanating from the initiation and continuation of any patent or related litigation could have a material adverse effect on our business, financial condition and results of operations.

         The expenses of intellectual property litigation or other similar proceedings would be likely to be substantial, and could have a material adverse effect on LeukoSite's business, financial condition and results of operations. An adverse outcome in such litigation or proceeding could subject LeukoSite to significant liabilities or require LeukoSite to cease certain activities. If any of our present or future products or processes is alleged or determined to infringe upon the patents or impermissibly use the intellectual property of others, we may choose or be required to obtain licenses from third parties under their patents or proprietary rights. We cannot guarantee that we will be able to obtain those licenses on acceptable terms, if at all. In such event, we would be severely restricted or prohibited from the development, manufacture and sale of our drug candidates.

         INTENSE COMPETITION CREATES RISKS.

         The biotechnology and pharmaceutical industries are intensely competitive. LeukoSite has many competitors both in the United States and abroad, including major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more effective marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which we are currently developing, which could render our technology and future drug products obsolete and noncompetitive. It is possible for our competitors to obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drugs before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. Even if our drugs or drug products are approved for sale, we cannot assure our ability to compete successfully with competitors' existing products or products under development.

         WE RELY ON CONTRACT MANUFACTURERS AND LACK MANUFACTURING EXPERIENCE OURSELVES.

         LeukoSite depends on third parties to manufacture its product candidates and is aware of only a limited number of manufacturers which it believes has the ability and capability to manufacture its drug candidates for preclinical and clinical trials. LeukoSite and ILEX have an agreement with Boehringer Ingleheim for the production of CAMPATH-Registered Trademark- for our clinical trials and for any commercial sales. If we were required to transfer manufacturing processes to other third-party manufacturers, then we could experience significant delays in supply. If, at any time, we are unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, then our ability to conduct preclinical and clinical trials with our drug candidates will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals. We have no experience in manufacturing and we currently lack the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for preclinical and clinical trials.

         THERE ARE RISKS ASSOCIATED WITH THE ILEX JOINT VENTURE.

         LeukoSite has entered into a joint venture with ILEX for the development and commercialization of CAMPATH-Registered Trademark- for the treatment of chronic lymphocytic leukemia. As part of the joint venture, we are obligated to share fifty percent of the development costs of CAMPATH-Registered Trademark-. If LeukoSite fails for any reason to make a required capital contribution to the joint venture, then ILEX may gain control of the management of the joint venture and become entitled to a greater share of the profits derived from product sales of CAMPATH-Registered Trademark-. At the same time, if ILEX fails for any reason to make a required capital contribution to the joint venture, then we may be required to make additional capital contributions to the joint venture to maintain the desired level of development activities by the joint venture. It is possible that we may not have the resources to compensate for any failure by ILEX to make any capital contributions in its stead and the joint venture may not be able to continue operations with lesser funding. In addition, after the earlier of a change in control (as defined in the joint venture agreement between LeukoSite and ILEX) of ILEX or LeukoSite and October 2, 2000, either company has the right to purchase the other company's ownership of the joint venture in the event of an unresolved deadlock. As a result, LeukoSite may never be able to recoup its investment in the joint venture.

         RAPID TECHNOLOGICAL CHANGE COULD RENDER PRODUCTS OBSOLETE.

         Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. LeukoSite expects that the technologies associated with biotechnology research and development will continue along this rapid path. Our success will depend in large part on our ability to maintain a competitive position in the rapidly changing environment. Because of the rapid changes in technology, our compounds, products or processes may become obsolete before we can recover the expenses incurred in developing such compounds, products or processes. We cannot assure that we can maintain our technological competitiveness.

         WE DEPEND ON KEY PERSONNEL.

         We believe that our ability to successfully implement our business strategy is highly dependent on our management and scientific team. None of our executive officers has employment agreements with us. Losing the services of one or more of these individuals might hinder our ability to achieve our development objectives. We are highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot be sure that we can continue to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

         CERTAIN EXISTING STOCKHOLDERS HOLD A SUBSTANTIAL PORTION OF OUR STOCK.


         LeukoSite's officers, directors and principal stockholders own or control approximately 47.7% of the outstanding common stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders.


         WE HAVE NOT DECLARED ANY DIVIDENDS.

         We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends in the foreseeable future.

                                    LEUKOSITE

         LeukoSite is a biotechnology company developing proprietary monoclonal antibody and small molecule drugs to treat patients with cancer and inflammatory, autoimmune and viral diseases. The mailing address and telephone number of our principal executive office is 215 First Street, Cambridge, MA 02142 (617) 621-9350.


         On July 1, 1998 LeukoSite raised approximately $11.8 million in a private placement of common stock. LeukoSite issued approximately 1,970,000 shares of Common Stock.

                               RECENT DEVELOPMENTS

         On February 11, 1999 LeukoSite acquired by merger all of the issued and outstanding capital stock of CytoMed, Inc. through the issuance initially of 935,625 shares of LeukoSite's Series A Convertible Preferred Stock, which automatically converted into 935,625 shares of common stock as of May 25, 1999.

         On July 19, 1999 LeukoSite acquired by merger all of the issued and outstanding capital stock of ProScript, Inc. and, in connection therewith, issued an aggregate of 187,970 shares of common stock and paid initially $411,719 in cash.

         On July 20, 1999 LeukoSite raised approximately $14.4 million in a private placement of its common stock with two institutional investors, HealthCare Ventures V, L.P. and Perseus Capital, LLC, at a price per share of $9.70, for an aggregate of 1,487,548 shares of common stock.

                                 USE OF PROCEEDS

         LeukoSite will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders hereunder.

                              SELLING STOCKHOLDERS


         THERE ARE THREE GROUPS OF SELLING STOCKHOLDERS COVERED BY THIS PROSPECTUS. The first group of stockholders are those persons who are former shareholders of CytoMed, Inc. who have received shares and/or may receive (as a portion of contingent consideration for the merger) additional shares of LeukoSite's common stock. The second group of stockholders are those persons who purchased shares of LeukoSite common stock in the private placement of LeukoSite's common stock which occurred on July 1, 1998 and/or who were entitled to have shares registered in connection therewith. The third group of stockholders are those persons who are both former shareholders of CytoMed, Inc. and participants in the July 1998 private placement and who received shares (and/or are expected to receive additional shares) of common stock in connection with both transactions.


                               CYTOMED MERGER ONLY
                              SELLING STOCKHOLDERS


         Under an Agreement and Plan of Merger and Reorganization, dated January 4, 1999, among LeukoSite, LeukoSite Merger Corporation, a wholly-owned subsidiary of LeukoSite, and CytoMed, Inc., we agreed to register the LeukoSite common stock to be issued as consideration for the merger of CytoMed with and into LeukoSite Merger Corporation for the accounts of the former shareholders of CytoMed. We also agreed to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares. Certain of the selling stockholders have agreed not to sell any of their shares of common stock acquired as consideration for the merger until after August 11, 1999.



         The following tables set forth certain information regarding the beneficial ownership of the common stock as of July 28, 1999, by each of the selling stockholders.



         The information provided in the tables below with respect to each selling stockholder is based upon our calculation of such ownership under the Agreement and Plan of Merger and Reorganization and/or has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with LeukoSite. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Certain selling stockholders have NOT provided information to us regarding the shares of common stock beneficially owned by them.


         The information provided below covers the initial issuance of 935,625 shares of common stock (of which an aggregate of 187,125 shares were placed in escrow - see break-down in the second table below). Any shares remaining in escrow (see second table for allocation) shall be released after December 31, 1999, if but only if on or prior to December 31, 1999 there have not been any claims against such escrow pursuant to the terms of the merger agreement, OR, after February 11, 2001, if on or prior to December 31, 1999 there has been a claim against such escrow pursuant to the terms of the merger agreement.

                                 CYTOMED MERGER
                              SELLING STOCKHOLDERS



                                                                                                    SHARES BENEFICIALLY
                                                                                                    OWNED AFTER OFFERING
NAME AND ADDRESS               SHARES BENEFICIALLY OWNED          NUMBER OF SHARES                 ------------------------
OF BENEFICIAL OWNER            PRIOR TO OFFERING (1)              BEING OFFERED (2)                 NUMBER       PERCENTAGE
-------------------            ---------------------              -----------------                 ------       ----------
                               SHARES ISSUED                      SHARES ISSUED
                               AT CLOSING (1A)                    AT CLOSING (1A)
                               ---------------                    ---------------

Atlas Venture Fund II, L.P.         36,009                             36,009                        0              *
    222 Berkeley Street
    Boston, MA 02116
    Attn: Jean-Francois Formela

Atlas Venture Europe Fund B.V.      28,981                             28,981                        0              *
  P. O. Box 5225
     1410 AE NAARDEN
     The Netherlands
     Attn: Hans Bosman

   CIP Capital, L.P.                29,276                             29,276                        0              *
     Bldg. 300
     435 Devon Park Drive
     Wayne,  PA  19087
     Attn: Joseph Jackson

Gateway Venture                     12,361                             12,361                        0              *
     Partners III L.P.
     8000 Maryland Avenue, Suite 1190
     St. Louis,  MO  63105
     Attn: C.E. Anagnostopoulos, Ph.D.

   Hudson Trust                      4,755                              4,755                        0              *
   c/o  Summit Asset Management
   666 Plainsboro Road, Suite 445
   Plainsboro,  NJ  08536
   Attn:  Scott Ciccone

   New York Life Insurance          79,695                             79,695                        0              *
          Company
     51 Madison Avenue, 2nd Floor
     New York,  NY  10010
     Attn: Richard F. Drake, Room 207
              2nd Floor South,
              Home Office Building

   Stiefel Laboratories Ltd.        41,918                             41,918                        0              *
     (Ireland)
     Finisklin Industrial Estate
     Sligo, Ireland
     Attn: Thomas J. Crowley

   Richard H. Woodrich                 451                                451                         0              *
     c/o LeukoSite, Inc.
     215 First Street
     Cambridge,  MA 02142


                                 CYTOMED MERGER
                        SELLING STOCKHOLDERS (CONTINUED)




   Richard A. Fisher                    402                                  402                     0              *
     c/o UCB Research Inc.
     840 Memorial Drive
     Cambridge,  MA 02139

   Thomas R. Beck                       805                                  805                     0              *
     345 Silver Hill Road
     Concord, MA  01742

   Oracle Strategic Partners, L.P.  176,839                              176,839                     0              *
     712 5th Avenue, 45th Floor
     New York,  NY  10019
     Attn:  Norman Schleifer

   Biotechnology Development         39,297                               39,297                     0              *
   Fund,  L.P.
     575 High Street, Suite 201
     Palo Alto,   CA  94301
     Attn:  Virginia Leung

   Deutsche Vermogens-               77,156                               77,156                     0              *
   Bildungsgesellschaft mbH
     Feldbergstr. 22
     60323 Frankfurt am Main
     Germany
     Attn:  Berndt Ubach-Utermohl





                                                 ESCROW SHARES                      ESCROW SHARES
                                                 BENEFICIALLY OWNED                 BEING OFFERED (2)
                                                 ------------------                 -------------
Atlas Venture Fund II, L.P.                            9,002.40                           9,002.40
Atlas Venture Europe Fund B.V.                         7,245.48                           7,245.48
CIP Capital, L.P.                                      7,319.02                           7,319.02
Gateway Venture                                        3,090.37                           3,090.37
Hudson Trust                                           1,188.81                           1,188.81
New York Life Insurance Company                       19,923.95                          19,923.95
Stiefel Laboratories Ltd.                             10,479.56                          10,479.56
Richard H. Woodrich                                      112.84                             112.84
Richard A. Fisher                                        100.67                             100.67
Thomas R. Beck                                           201.35                             201.35
Oracle Strategic Partners, L.P.                       44,209.97                          44,209.97
BioTechnology Development                              9,824.44                           9,824.44
Duetsche Vermogensbild-ungsgesellschaft mbH           19,289.22                          19,289.22



---------------------
* Less than 1% of the outstanding shares of common stock (including the shares being registered hereunder).

(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of Common Stock that can be exercised within 60 days of July 28, 1999. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

(1A) Indicates the number of shares of LeukoSite Common Stock held by such selling stockholder as a result of the issuance of such shares (which were initially issued as Series A Preferred Stock but which automatically converted to common stock as of May 25, 1999) at the closing of the Merger. This column does not include shares that are currently being held in escrow in connection with and pursuant to the Agreement and Plan of Merger and Reorganization.





(2) The number of shares being offered includes the 935,625 shares of common stock issued to the former shareholders of CytoMed (which includes the 187,125 shares that were placed in escrow).



                             1998 PRIVATE PLACEMENT
                              SELLING STOCKHOLDERS


         Under a Registration Rights Agreement dated July 1, 1998 among LeukoSite and certain selling stockholders, we agreed to register the LeukoSite common stock sold to those selling stockholders in the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares. The following list of selling stockholders also includes those persons who are entitled to have registered certain shares of common stock held by them pursuant to registration rights previously granted by LeukoSite.


         The following table sets forth certain information regarding the beneficial ownership of the common stock as of July 28, 1999, by each of the selling stockholders.

         The information provided in the table below with respect to each selling stockholder has either been obtained from such selling stockholder or estimated by the Company (in cases in which such selling stockholders did not provide updated information). Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with the Company. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Certain selling stockholders have NOT provided updated information to us regarding the shares of common stock beneficially owned by them.

                           1998 PRIVATE PLACEMENT ONLY
                              SELLING STOCKHOLDERS


                                     SHARES         NUMBER
                                  BENEFICIALLY     OF SHARES                SHARES
                                   OWNED PRIOR       BEING            BENEFICIALLY OWNED
NAME AND ADDRESS OF               TO OFFERING(1)    OFFERED             AFTER OFFERING
BENEFICIAL OWNER                  --------------   ---------          ------------------
                                                                      NUMBER     PERCENT
Timothy Springer (2)                781,033          770,825           10,208           *
   Center for Blood Research
   200 Longwood Avenue
   Boston, Massachusetts 02115

Warner-Lambert Company              618,466          618,466               --           *
   201 Tabor Road
   Morris Plains, New Jersey 07950

 Roche Finance Ltd                  269,901          269,901               --           *
   c/o Hoffman-La Roche, Ltd.
   124 Grensacherstrasse
   CH-4002 Basel
   Switzerland

Lombard Odier & Cie                 425,325          425,325               --           *
   Toedistrasse 36
   CH8027
   Zurich, Switzerland

Perseus Capital, LLC              1,447,595          416,667        1,030,928        14.7%
   The Army and Navy Club Building
   1627 I Street NW
   Suite 610
   Washington, DC 20006

S.R. One Ltd                        222,222          222,222               --           *
   200 Barr Harbor Drive
   Suite 250
   Four Tower Bridge
   West Conshohocken, PA 19428-2977

Goldman Sachs & Co.                 166,667          166,667               --           *
   One New York Plaza
   New York, New York 10004

Springer Family Trust               134,067          134,067               --           *
   245 Walcott Road
   Chestnut Hill, Massachusetts

Peretz Family Investments (3)       124,758          115,758            9,000           *
   20 Larchwood Drive
   Cambridge, MA 02138


                           1998 PRIVATE PLACEMENT ONLY
                        SELLING STOCKHOLDERS (CONTINUED)



New Day Investment
Partnership                         111,111          111,111               --           *
   6690 LaJolla Scenic South
   LaJolla, California 92037

YK Capital, L. P. (4)                83,000           50,000           33,000           *
   509 Rochampton Road
   Hillsborough, California 94010

Four Partners                       33,334            33,334               --           *
   667 Madison Avenue
   7th Floor
   New York, New York 10021

Christopher Walsh (5)                20,309              945           19,364           *
   Harvard Medical School
   45 Shattuck Street
   Boston, Massachusetts 02115

Daniel Kisner                         5,444            5,444               --           *
   1849 Montgomery Avenue
   Cardiff, California 92007

Todd Noonan                             500              500               --           *
   International Creative
   Management, Inc.
   40 West 57th Street, 18th Floor
   New York, New York 10019



--------------------------------------------------------------------------------
*        Less than 1% of the outstanding shares of common stock.


(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of July 28, 1999, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of July 28, 1999 are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.


(2) Includes shares held by Dr. Springer's wife and the Springer Family Trust. Dr. Springer disclaims beneficial ownership of all shares owned by his wife and beneficial ownership of the shares owned by the Springer Family Trust except to the extent of his proportional interest. Includes 10,208 shares of Common Stock which Dr. Springer has the right to acquire within 60 days of July 28, 1999 upon the exercise of stock options. Dr. Springer is a director of LeukoSite.

(3) Dr. Martin Peretz, a director of LeukoSite, is a general partner of the Peretz Family Investments. Includes 9,000 shares of Common Stock which Dr. Peretz has the right to acquire within 60 days of July 28, 1999 upon the exercise of stock options.

(4) Dr. Yasunori Kaneko, a director of LeukoSite, is a general partner of YK Capital, L.P. Includes 8,000 shares of Common Stock which
         Dr. Kaneko has the right to acquire within 60 days of July 28, 1999 upon the exercise of stock options.

(5) Includes 9,000 shares of Common Stock which Dr. Walsh has the right to acquire within 60 days of July 28, 1999 upon the exercise of stock options. Dr. Walsh is a director of LeukoSite.

                               CYTOMED MERGER AND
                   1998 PRIVATE PLACEMENT SELLING STOCKHOLDERS

         The following persons were participants in both the foregoing described Merger with CytoMed, Inc. and the 1998 Private Placement.



                                      SHARES            NUMBER
                                   BENEFICIALLY        OF SHARES                 SHARES
                                    OWNED PRIOR          BEING              BENEFICIALLY OWNED
NAME AND ADDRESS OF                TO OFFERING(1)       OFFERED(1B)           AFTER OFFERING
BENEFICIAL OWNER                   --------------      ---------            ------------------
                                                                            NUMBER     PERCENT
Entities Affiliated with
   Rho Management
   Co., Inc. (2)                    562,379          562,379                  --        *
   767 Fifth Avenue
   New York, NY  10153

Entities Affiliated with
   HealthCare Ventures (3)        3,197,802        2,544,212             653,590     9.3%
44 Nassau Street
Princeton, NJ  08642

Entities Affiliated with
   Schroders PLC (4)                909,564          439,030             470,534     6.7%
120 Cheapside
London EC2V 6DS
ENGLAND


Entities  Affiliated  with
Weiss Peck & Greer LLC (5)           71,111           71,111                  --        *
Greer LLC
   One New York Plaza
   New York, New York 10004





                                                                                                   SHARES BENEFICIALLY
                                                                                                   OWNED AFTER OFFERING
NAME AND ADDRESS                 SHARES BENEFICIALLY OWNED              NUMBER OF SHARES           ---------------------
OF BENEFICIAL OWNER                PRIOR TO OFFERING (1)                BEING OFFERED (1C)         NUMBER     PERCENTAGE
-------------------              -------------------------              -----------------          ------     ----------
                               SHARES ISSUED                      SHARES ISSUED
                               AT CLOSING (1A)                    AT CLOSING (1A)
                               ---------------                    ----------------

   WPG-Farber Present               37,012                             37,012                        0              *
         Fund, L.P. (6)
     One New York Plaza
     NewYork, NY  10004-1950
     Attn:  Anthony Avicolli

   WPG-Farber Present (7)            2,136                              2,136                        0              *
         Overseas, Ltd.
     One New York Plaza
     New York,  NY  10004-1950
     Attn:  Anthony Avicolli

   WPG-Present QP Fund, L.P. (8)       147                                147                        0              *


     One New York Plaza
     New York, NY  10004-1950
     Attn:  Anthony Avicolli



                                                 ESCROW SHARES                      ESCROW SHARES
                                                 BENEFICIALLY OWNED                 BEING OFFERED
                                                 ------------------                 -------------

WPG-Farber Present Fund, L.P.                      8,917.63                           8,917.63
WPG-Farber, Present Overseas, Ltd.                   513.85                             513.85
Star Creations                                       392.96                             392.96



-------------------------------------------------------------------------
*      Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of July 28, 1999, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.


(1A) Indicates the number of shares of LeukoSite Common Stock held by such selling stockholder as a result of the issuance of such shares (which were initially issued as Series A Preferred Stock but which automatically converted to common stock as of May 25, 1999) at the closing of the Merger. This column does not include shares that are currently being held in escrow in connection with and pursuant to the Agreement and Plan of Merger and Reorganization.

(1B) An aggregate of 226,554 shares listed in this column is included in the 935,625 shares being registered in connection with the CytoMed Merger.

(1C) All of the shares listed in this column are included in the 935,625 shares being registered in connection with the CytoMed Merger.

(2) Includes 548,307 shares issued in connection with the July 1998 private private placement and, with respect to Rho Management Trust II, (a) 11,258 shares issued at the closing in connection with the CytoMed transaction, and (b) 2,814 shares in escrow.

(3) Includes shares held by HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P., Mr. James Cavanaugh, a director of the Company, is a general partner of the general partner of each of the foregoing listed HealthCare entities. Includes shares issued in connection with the July 1998 private placement. HealthCare Ventures III, L.P. and HealthCare Ventures IV,
       L.P. were also represented on the Board of Directors of CytoMed, Inc.
       by Mark Leschly. Includes the following shares issued in connection with the CytoMed transaction: (a) 39,885 shares issued at the closing to HealthCare Ventures III, L.P. and 9,971 shares held in escrow and (b) 12,211 shares issued at the closing to HealthCare Ventures IV, L.P. and 3,052 shares held in escrow.

       Also includes 9,000 shares of Common Stock which HealthCare Ventures LLC has the right to acquire within 60 days of July 28, 1999 upon the exercise of stock options.

(4) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1 ("Schroder 1"), Schroder Ventures International Life Science Fund L.P.2 ("Schroder 2"), Schroder Ventures International Life Sciences Fund Trust (the "Schroder Trust"), Schroders Incorporated and Schroder Ventures International Life Sciences Co-Investment Scheme (the "Co-Investment Scheme"). Includes the following shares issued in connection with the CytoMed transaction: (a) 74,515 shares issued at the closing to Schroder 1 and 18,628 shares held in escrow; (b) 16,559 shares issued at the closing to Schroder 2 and 4,139 shares held in escrow; (c) 26,229 shares issued at the closing to the Schroder Trust and 6,557 shares held in escrow; and (d) 589 shares issued at the closing to the Co-Investment Scheme and 147 shares held in escrow. Also includes 9,000 shares of Common Stock which Schroders PLC has the right to acquire within 60 days of July 28, 1999 upon the exercise of stock options. Schroders PLC was represented on the Board of Directors of CytoMed, Inc. until January 1, 1999 by Barbara Piette and is currently represented on the LeukoSite Board of Directors by Kate Bingham.


(5) Includes shares held by WPG Life Sciences Fund, L.P. and WPG Institutional Life Sciences, L.P.


(6) Includes 35,670 shares issued at closing to WPG-Farber Present Fund, L.P. and 1,342 shares issued at closing held by WPG-Farber Present Fund, L.P. indirectly through Star Creations, Ltd.

(7) Includes 2,055 shares issued at closing to WPG-Farber Present Overseas, Ltd. and 81 shares held by WPG-Present Overseas, Ltd. indirectly through Star Creations, Ltd.

       (and held indirectly by WPG-Present Overseas, Ltd.).


(8)    All 147 shares are held indirectly through Star Creations, Ltd.


                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

         -    in the over-the-counter market,

         -    in private transactions,

         -    through options,

         -    by pledge to secure debts and other obligations, or

         -    a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by LeukoSite. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is the Secretary of LeukoSite. Other attorneys at Bingham Dana LLP own a total of approximately 1,600 shares of common stock.

                                     EXPERTS


         The consolidated financial statements of LeukoSite as of and for the year ended December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated by reference into this prospectus and this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF AUGUST 2, 1999. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.





         TABLE OF CONTENTS

                                           PAGE
                                           ----
Where You Can Get More
Information..................               2

Forward-looking Statements...               3

Risk Factors.................               3

LeukoSite....................               12

Recent Developments..........               12

Use of Proceeds..............               13

Selling Stockholders.........               13

Plan of Distribution.........               21

Legal Matters................               22

Experts......................               22




                   7,594,558 SHARES




                    LEUKOSITE, INC.


                     COMMON STOCK




                  -------------------

                      PROSPECTUS

                     [----------]

                  -------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):



SEC Registration Fee .........................................     $ 4,033
Nasdaq National Market Listing Fees ..........................           0
Legal Fees and Expenses ......................................     $
Accountants' Fees and Expenses ...............................     $ 1,500
Miscellaneous Costs ..........................................           0

      Total ..................................................     $25,533


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         Each of the Registration Rights Agreement, dated as of July 1, 1998, and the Agreement and Plan of Merger and Reorganization, dated January 4, 1999, provides for indemnification by the Registrant of each of the selling stockholders against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise, and provides for indemnification by the selling stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise.

ITEM 16. EXHIBITS

EXHIBITS


--------
*3.3         Restated Certificate of Incorporation of the Registrant.
*3.4         Amended and Restated By-Laws of the Registrant, as amended to date.
**4.1        Specimen certificate for shares of common stock.
***5         Opinion of Bingham Dana LLP
***10.1      Stock Purchase Agreement, dated as of July 1, 1998
***10.2      Registration Rights Agreement, dated as of July 1, 1998
***10.3      Agreement and Plan of Merger and Reorganization, dated as of January 4, 1999
***10.4      Escrow Agreement, dated as of February 11, 1999
***23.1      Consent of Bingham Dana LLP (included in Exhibit 5.1)
***23.2      Consent of Arthur Andersen LLP



-----------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).

**      Previously filed on April 13, 1999.
***     Previously filed on August 2, 1999.



ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, LeukoSite, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 4th day of August, 1999.


                                         LEUKOSITE, INC.

                                         /s/ CHRISTOPHER K. MIRABELLI
                                         ---------------------------------------
                                         Christopher K. Mirabelli
                                         CHAIRMAN OF THE BOARD OF DIRECTORS,
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Christopher K. Mirabelli and Augustine Lawlor severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



         SIGNATURE                                   TITLE                                                DATE
         ---------                                   -----                                                ----

                                    Chairman of the Board of Directors, President,               August 4, 1999
/s/ Christopher K. Mirabelli        Chief and Executive Officer (Principal
-------------------------------     Executive Officer)
Christopher K. Mirabelli

                                    Vice President, Corporate Development,                       August 4, 1999
             *                      Chief Financial Office (Principal Financial
-------------------------------     and Accounting Officer)
Augustine Lawlor

                                            Director                                             August 4, 1999
             *
-------------------------------
Kate Bingham

                                            Director                                             August 4, 1999
             *
-------------------------------
James Cavanaugh

                                            Director                                             August 4, 1999
             *
-------------------------------
Yasunori Kaneko

                                            Director                                             August 4, 1999
             *
-------------------------------
Martin Peretz

                                            Director                                             August 4, 1999
             *
-------------------------------
Mark Skaletsky

                                            Director                                             August 4, 1999
             *
-------------------------------
Timothy A. Springer, Ph. D.

                                            Director                                             August 4, 1999
             *
-------------------------------
Christopher T. Walsh, Ph. D.


*By: /s/ Christopher K. Mirabelli
     ----------------------------
         Christopher K. Mirabelli
         By Power-of-Attorney

                                  EXHIBIT INDEX


 EXHIBITS

*3.3         Restated Certificate of Incorporation of the Registrant.
*3.4         Amended and Restated By-Laws of the Registrant, as amended to date.
**4.1        Specimen certificate for shares of common stock.
***5         Opinion of Bingham Dana LLP
***10.1      Stock Purchase Agreement, dated as of July 1, 1998
***10.2      Registration Rights Agreement, dated as of July 1, 1998
***10.3      Agreement and Plan of Merger and Reorganization, dated as of January 4, 1999
***10.4      Escrow Agreement, dated February 11, 1999
***23.1      Consent of Bingham Dana LLP (included in Exhibit 5.1)
***23.2      Consent of Arthur Andersen LLP


-----------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).

**       Previously filed on April 13, 1999.
***      Previously filed on August 2, 1999.